EXHIBIT 6.4
                              CONSULTING AGREEMENT

     CONSULTING AGREEMENT, dated as of April 11, 2001, by and between e-data Corporation, a New York corporation with an office and place of business at 45 Wall Street, New York, NY 10005 (the "Company"), and Bert E. Brodsky, with a place of business at 26 Harbor Park Drive, Port Washington, NY 11050 (the "Consultant").

                                    RECITALS:

     A. The Company is engaged in licensing and enforcement of patent rights relating to the reproduction of information transmitted over the Internet.

     B. The Company wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to serve the Company for said period, and upon the other terms and conditions hereinafter provided.

                                   AGREEMENT:

     1. TERM.

     1.1 The Consultant is hereby engaged by the Company, in accordance with the terms and conditions hereof, for an initial term of two (2) years commencing on the Commencement Date (as defined in Subsection 1.2 hereof) and ending (subject to the provisions of Section 5 hereof) on the date immediately preceding the second anniversary of the Commencement Date (the "Initial Term"). The engagement of the Consultant shall continue hereunder after the Initial Term to commence on the second anniversary of the Commencement Date (such period being hereinafter referred to as the "Extended Term"), unless either party shall give sixty (60) days' notice to the other of its election to terminate this Agreement at the end of the Initial Term or at any time during the Extended Term as the case may be. The period of the Company's engagement of the Consultant shall be referred to hereinafter as the "Consulting Period".

     1.2 As used in this Agreement, the term "Commencement Date" shall mean April 1, 2001.

     2.  DUTIES.

     2.1 During the Consulting Period, the Consultant shall be engaged by the Company as its highest ranking executive officer, and shall have such powers and authority, equivalent to that of a Chief Executive Officer, as shall from time to time be assigned to him by the Board of Directors of the Company.

     2.2 During the Consulting Period, the Consultant shall devote such time, efforts, energies and attention to the business and interests of the Company as the Consultant shall, in his sole discretion, deem necessary for the fulfillment of his obligations hereunder. The Company acknowledges that the Consultant may sit on boards of non-competing companies so long as the Consultant's involvement with such companies does not prevent the Consultant from meeting his obligations to the Company.

     2.3 The Consultant shall use his best efforts to obtain a lease for office space and other facilities, and to arrange the hiring of personnel for the Company, and to obtain such other services and/or arrangements, as may be requested by the President or the Board of Directors.
 3.  COMPENSATION.

     3.1 As full compensation for his consulting services during the Initial Term pursuant to this Agreement, the Consultant shall receive the compensation set forth in Sections 3.2, 3.3 and 3.4 hereof.

     3.2 (a) The Consultant shall receive One Million Two Hundred Thousand (1,200,000) shares of Common Stock of the Company, par value $.002 per share ("Common Stock"), upon execution of this Agreement (the "Initial Shares"). The Company warrants that the issuance of such shares has been authorized by the Board of Directors of the Company, and that all other corporate action necessary to constitute such shares as duly authorized and validly issued, fully paid and non-assessable, has been taken.

     (b) During each 12 month period of the Initial Term, the Consultant shall receive 250,000 shares of Common Stock (the "Additional Shares"), to be issued in quarterly installments of 62,500 shares each at the end of each of the Company's fiscal quarters. The Company covenants and agrees that the Additional Shares, when issued, shall be duly authorized and validly issued, fully paid and non-assessable. Consultant's compensation shall be negotiated by the parties in each year of the Extended Term (if any).

     3.3 As additional compensation for the services to be rendered hereunder, the Company hereby grants to the Consultant a right of first refusal in connection with any debt or equity financing contemplated to be incurred by the Company after the date hereof. Such right of first refusal shall operate as follows:

     (a) If the Company enters into negotiations regarding a loan, letter of credit, revolving credit facility, or any additional debt financing other than the Grid Note of even date from the Company to the Consultant ("Additional Debt Financing") with any individual or entity, including but not limited to any bank, investment banker, investment banking firm, trust company, corporation or partnership, the Company shall, prior to entering into any letter of intent or agreement with any such individual or entity, notify the Consultant in writing of the material terms and provisions of such Additional Debt Financing. The Consultant shall have ten (10) business days to consider such terms and to decide whether the Consultant shall offer Additional Debt Financing to the Company on the same terms and conditions as those of the proposed Additional Debt Financing. If the Consultant, in his sole discretion, determines not to offer such Additional Debt Financing, the Consultant shall so notify the Company and the Company shall have the right to enter into the contemplated letter of intent or agreement and to consummate the Additional Debt Financing on the terms and provisions of which the Consultant has been notified; provided, however, that if the Additional Debt Financing contemplated by any such letter of intent or agreement is not consummated within sixty (60) days of such notice from the Consultant, then the Company's right to consummate such Additional Debt Financing shall have lapsed and the right of first refusal herein granted shall again apply.

     (b) The Company acknowledges and agrees that the right of first refusal herein granted shall also apply to capital-raising activities involving the offering, sale, and/or issuance of any equity securities of the Company, including but not limited to the offering, sale, and/or issuance of any instruments convertible into or exchangeable for equity securities of the Company.

     (c) The Company acknowledges and agrees that the right of first refusal herein granted is a material inducement to the Consultant to enter into this Employment Agreement.

     3.4 Stock Options. Simultaneously upon the execution of this Agreement, the Consultant will be granted by the Company options to purchase shares of Common Stock, such options to vest in accordance with, and otherwise be subject to, the terms of the Stock Option Agreement attached hereto and made part of this Agreement as Exhibit A.

     3.5 Registration Rights. If at any time after the date hereof the Company shall determine to file with the Securities and Exchange Commission (the "SEC") a registration state-ment (a "Piggy-Back Registration Statement") under the Securities Act relating to an offering for its own account or the account of others of any of its equity securities (other than on Form S-4 or its then equivalent, relating to equity securities to be issued solely in connection with any acquisition of any entity or business), the Company shall send to the Consultant written notice of such determination and, if within fifteen (15) days after the receipt of such notice, the Consultant shall so request in writing, the Company shall include in such Piggy-Back Registration Statement all or any part of the Initial Shares and/or the Additional Shares the Consultant requests to be registered.

     4. INDEPENDENT CONTRACTOR. The relationship created hereunder is that of the Consultant acting as an independent contractor, and not that of employer-employee. The Consultant shall be responsible for any and all taxes payable to any governmental authority relating to the services rendered hereunder.

5.       TERMINATION.

     5.1 If the Consultant dies or becomes disabled during the Consulting Period, his rights to receive compensation under this Agreement shall terminate at the end of the month during which death or disability occurs. For the purposes of this Agreement, the Consultant shall be deemed to be "disabled" if he has been unable to perform his duties for six consecutive months or nine months in any twelve-month period, all as determined in good faith by the Board of Directors of the Company.

     5.2 The Company, in addition to any other remedies available to it, either at law or in equity, may terminate this Agreement without any further liability or obligation to the Consultant from and after the date of such termination, by delivering to Consultant written notice upon the occurrence of any of the following events:

     (a) commission by the Consultant of a material breach of this Agreement which, if curable, remains uncured for thirty (30) days after Consultant receives written notice thereof, or

     (b) indictment of the  Consultant for a felony or other serious crime.

     5.3 In the event that the Company terminates this Agreement for a reason other than those set forth in Section 5.2 hereof or should Consultant terminate the Agreement for "Good Reason" as hereinafter defined (but not in the event of termination by Consultant without Good Reason), the Company shall pay the Consultant an amount equal to the Consultant's then current annual compensation under this Agreement.

     5.4 The Consultant shall have "Good Reason" to terminate his consultancy hereunder if such termination shall be the result of:

     (a) a material diminution during the Consulting Period in the Consultant's duties, responsibilities, or authority as set forth in Section 2.1 hereof;

     (b) a breach by the  Company of the  compensation  provisions  set forth in
Section 3 hereof; or

(c) a material breach by the Company of any of the other terms of this Agreement.

     6.  NON-INTERFERENCE, CONFIDENTIALITY.

     6.1 The Consultant covenants and undertakes that during the Consulting Period and for a period of one (1) year after the expiration or termination of this Agreement, he will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, interfere with the Company's relationship with, or endeavor to entice away from the Company, any person, firm, corporation or other business organization who or which at any time during the Consulting period was an employee, consultant, agent, supplier, customer or active prospect of the Company or in the habit of dealing with the Company.

     6.2 Confidentiality. The Company and the Consultant mutually acknowledge that each may be provided by the other, or have access to, the Confidential Information of the other party. For purposes hereof, the term "Confidential Information" shall mean confidential information and trade secrets of the Company and of the Consultant including, without limitation, any of the same comprising the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, or reports or other financial information (and any analyses or compilations thereof or reports thereon); contract proposals, or bidding information; business plans; training and operations methods and manuals; personnel records; fee structure; computer software; and management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information
(i) which has been publicly disclosed by means other than by a breach of a duty of confidentiality, or (ii) which is subsequently disclosed by any third party not in breach of a duty of confidentiality to one of the participants herein. In recognition of the foregoing, each of the parties hereto covenants and agrees that:

     (a) Each party will keep secret all Confidential Information of the other party and shall not, directly or indirectly, disclose any Confidential Information, either during or after the term of this Agreement, except with the other party's prior written consent;

     (b) Neither party will make use of any Confidential Information for its own purposes or the benefit of anyone other than the other party;

     (c) On termination of this Agreement, or at any time that either party may request, each party will promptly deliver to the other all memoranda, notes, records, reports and other documents and materials (and all copies thereof) regarding or including any Confidential Information, then in its possession or under its control; and

     (d) Neither party will take any action with respect to Confidential Information that is inconsistent with the confidential and proprietary nature of such information.

     Each party hereto acknowledges that the disclosure of Confidential Information may cause irreparable injury to the other. Each party shall, therefore, be entitled to injunctive relief against the other upon a disclosure or threatened disclosure of any Confidential Information without any requirement that such party prove irreparable harm.

     7.      WAIVERS.

     A waiver by the Company or the Consultant of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     8.       BINDING EFFECT; BENEFITS.

     This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives. Insofar as the Consultant is concerned, this Agreement, being personal, cannot be assigned.

     9.  NOTICES.

     All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered in person, by nationally recognized overnight courier, by facsimile transmission (with proof of delivery), or four
(4) days after dispatch by registered or certified mail, postage paid, return receipt requested, to the party to whom the same is so given or made, to the address of such party hereinabove set forth.

     10. ENTIRE AGREEMENT; AMENDMENTS; SURVIVAL COVENANTS.

     This Agreement contains the entire Agreement, and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be waived, changed, amended, modified or discharged orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought. The covenants of the Consultant contained in Section 6 (insofar as they relate to the Consulting Period) of this Agreement and the covenants of the Company contained in Section 5.3, if applicable, shall survive the termination of the Consulting Period.

     11. HEADINGS.

     The headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

     12. SEVERABILITY.

     The invalidity of all or any part of any Section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such Section. If any provision of this Agreement is so broad as to be unenforceable, such provisions shall be interpreted to be only so broad as is enforceable.

      13.  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

     14.  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles relating to conflict of laws.

     15.  INDEMNIFICATION.

     The Company shall, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, indemnify the Consultant and hold him harmless for any acts or decisions made by him in good faith while performing his duties pursuant to this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.
                                                     E-data Corporation



                                                      By:/s/ Tibor T. Tallos
                                                             Tibor T. Tallos


                                                      /s/ Bert E. Brodsky
                                                          Bert E. Brodsky

                                    EXHIBIT A

     STOCK OPTION AGREEMENT made as of the 11th day of April, 2001 between e-data Corporation, a New York corporation (the "Company"), and Bert E. Brodsky (the "Optionee").

     WHEREAS, the Optionee is an employee of the Company or a subsidiary thereof;

     WHEREAS, the Company desires to provide to the Optionee an additional incentive to promote the success of the Company;

     NOW, THEREFORE, in consideration of Optionee's continued service to the Company, and for other good and valuable consideration, the Company hereby grants to the Optionee the right and option to purchase Common Shares of the Company upon and subject to the following terms and conditions:

   1.  GRANT OF OPTION.

     (a) The Company hereby grants to the Optionee the right and option (the "First Option") to purchase up to Three Hundred Thousand (300,000) Common Shares of the Company during the period commencing April 11, 2002 and terminating at 5:00 P.M. on April 10, 2007 (the "Expiration Date"). It shall be a condition precedent to the exercisability of the First Option that the Company shall have received at least Three Million Dollars ($3,000,000) in revenues from (i) licensees of that certain Patent (Registration No. 4,528,643) ("Licencees") issued to the Company by the United States Patent and Trademark Office on July 9, 1985, and (ii) settlement payments or other revenues received from those against whom the Company has asserted infringement claims with respect to the Patent ("Infringers") whether or not such claims were the subject of any formal action or proceeding, and whether or not such revenues are denominated settlement payments or otherwise (the aggregate of revenues received from Licensees and Infringers being hereinafter referred to as "Revenues"). If, by the first anniversary of the date of this Agreement, the Company has received less than $3,000,000 in Revenues, this Agreement shall be deemed to be terminated, and all of the options granted hereunder null and void, as of such date.

     (b) The Company hereby grants to the Optionee the right and option (the "Additional Options") to purchase up to Seven Hundred Thousand (700,000) Common Shares of the Company during the period commencing April 11, 2002 and ending on the Expiration Date (the "Option Period"), as follows:

     (i) All or any part of an additional One Hundred Thousand (100,000) Common Shares may be purchased during the Option Period if Revenues during the period from the date of this Agreement to the date immediately preceding the first anniversary of this Agreement are at least $3,000,001 and no greater than $4,000,000; and

     (ii) All or any part of an additional One Hundred Thousand (100,000) Common Shares may be purchased during the Option Period if Revenues during the period from the date of this Agreement to the date immediately preceding the first anniversary of this Agreement are at least $4,000,001 and no greater than $5,000,000; and

     (iii) All or any part of an additional One Hundred Thousand (100,000) Common Shares may be purchased during the Option Period if Revenues during the period from the date of this Agreement to the date immediately preceding the first anniversary of this Agreement are at least $5,000,001 and no greater than $6,000,000; and

     (iv) All or any part of an additional One Hundred Thousand (100,000) Common Shares may be purchased during the Option Period if Revenues during the period from the date of this Agreement to the date immediately preceding the first anniversary of this Agreement are at least $6,000,001 and no greater than $7,000,000; and

     (v) All or any part of an additional One Hundred Thousand (100,000) Common Shares may be purchased during the Option Period if Revenues during the period from the date of this Agreement to the date immediately preceding the first anniversary of this Agreement are at least $7,000,001 and no greater than $8,000,000; and

     (vi) All or any part of an additional One Hundred Thousand (100,000) Common Shares may be purchased during the Option Period if Revenues during the period from the date of this Agreement to the date immediately preceding the first anniversary of this Agreement are at least $8,000,001 and no greater than $9,000,000; and

     (vii) All or any part of an additional One Hundred Thousand (100,000) Common Shares may be purchased during the Option Period if Revenues during the period from the date of this Agreement to the date immediately preceding the first anniversary of this Agreement are at least $9,000,001 and no greater than $10,000,000.

     2. NATURE OF OPTION. Both the First Option and the Additional Options are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, relating to "incentive stock options".

     3. EXERCISE PRICE. The exercise price for each of the shares underlying the First Option and the Additional Options (the "Option Shares") shall be Twenty-Nine Cents ($.29). The Company shall pay all original issue or transfer taxes on the exercise of either the First Option or any or all of the Additional Options.

     4. EXERCISE OF OPTIONS. Optionee shall notify the Company in writing, in person, by overnight courier, or registered or certified mail (return receipt requested) addressed to its principal office, as to the number of Option Shares which Optionee desires to purchase hereunder, which notice shall be accompanied by payment (by cash, certified check, promissory note or shares of Common Stock then owned by Optionee valued at the closing sale price on the day preceding such tender) of the exercise price therefor, as specified in Paragraph 3 above. As soon as practicable thereafter, the Company shall tender to Optionee certificates issued in Optionee's name evidencing the Option Shares purchased by Optionee.

     5. TRANSFERABILITY. Neither the First Option nor the Additional Options shall be transferable other than by will or the laws of descent and distribution and, during the Optionee's lifetime, shall not be exercisable by any person other than the Optionee.

     6.  ADJUSTMENTS; MERGER OR CONSOLIDATION.

     (a) In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number and class of shares as to which the options may be exercised shall be correspondingly adjusted by the Company. No adjustment shall be made with respect to cash dividends or the issuance to stockholders of the Company of rights to subscribe for additional shares of Common Stock or other securities. Anything to the contrary contained herein notwithstanding, the Board of Directors of The Company shall have the discretionary authority to take any action necessary or appropriate to prevent these options from being disqualified as "Incentive Stock Options" under the United States income tax laws then in effect.

     (b) Any adjustment in the number of Option Shares shall apply proportionately to only the unexercised portion of an option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of Option Shares so long as such increase does not result in the holder of the option being deemed to own more than 5% of the total combined voting power or value of all classes of stock of the Company or its subsidiaries.

     (c) In the event of any consolidation or merger of the Company with or into another company where the Company is not the survivor or the conveyance of all or substantially all of the assets of the Company to another company (such consolidation, merger or conveyance of assets a "Change in Control") each then outstanding Option (i) shall, immediately prior to the effective date of the Change in Control, become fully exercisable, provided that no acceleration of exercisability shall occur with respect to an outstanding Option if and to the extent such Option is, in connection with the Change in Control, to be assumed or otherwise continued in full force or effect by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction, and
(ii) shall upon exercise thereafter entitle the holder thereof to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock of the Company would have been entitled upon such Change in Control.

     7. REGISTRATION RIGHTS. If at any time after the date hereof the Company shall determine to file with the Securities and Exchange Commission (the "SEC") a registration statement (a "Piggy-Back Registration Statement") under the Securities Act relating to an offering for its own account or the account of others of any of its equity securities (other than on Form S-4 or its then equivalent, relating to equity securities to be issued solely in connection with any acquisition of any entity or business), the Company shall send to the Optionee written notice of such determination and, if within fifteen (15) days after the receipt of such notice, the Optionee shall so request in writing, the Company shall include in such Piggy-Back Registration Statement all or any part of the Option Shares the Consultant requests to be registered.

     8. NOTICES. Any notice or other communication given hereunder shall be deemed sufficient if in writing and hand delivered or sent by registered or certified mail, return receipt requested, addressed to the Company, 45 Wall Street, New York, NY 10005, Attention: Secretary and to the Optionee at the address indicated below. Notices shall be deemed to have been given on the date of hand delivery or mailing, except notices of change of address, which shall be deemed to have been given when received.

     9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

     10. MISCELLANEOUS. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and may be modified only by an instrument executed by the party sought to be charged. This Agreement shall be interpreted in accordance with the laws of the State of New York applied to agreements made and to be performed entirely in such State. Headings have been included herein for convenience only and shall not be deemed a part of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                      e-data Corporation


                                                      By:
                                                         ---------------------

                                                       OPTIONEE:




                                                      Bert E. Brodsky
                                                      ------------------------
                                                      Name of Optionee
                                                      26 Harbor Park Drive
                                                      Port Washington, NY  11050
                                                      Address of Optionee

                                    EXHIBIT B

                               e-data Corporation

                              OPTION EXERCISE FORM


     The undersigned hereby irrevocably elects to exercise the within Option dated April 11, 2001, to the extent of purchasing Common Shares of e-data Corporation. The undersigned hereby makes payment therefor, in accordance with
the Option Agreement, by delivery herewith of                 .



                                                     Name of Optionee


                                                     Signature of Optionee
                                                     Address
                                                     Date